EXHIBIT 10.1
Execution Version

January 23, 2018

David A. Burwick
Email: daveburwick@gmail.com

Dear Dave:

I am very excited to extend to you this offer, outlining our proposal and conditions for you to join The Boston Beer Company, Inc. (the “Company”) in the role of President & Chief Executive Officer, on the terms specified below. Your employment under this offer is conditioned on entry into an Executive Employee Restrictive Covenant Agreement, a copy of which is attached as Attachment 1 (“your Restrictive Covenant Agreement”).

Your employment will be subject to the terms and conditions set forth in this offer, which override anything discussed during your interview process:

•	Position. Your position will be President and Chief Executive Officer of The Boston Beer Company, Inc., a Massachusetts corporation, and President of each of the Company’s subsidiaries, namely Boston Brewing Company, Inc.; Boston Beer Corporation; American Craft Brewery, LLC; SABC Realty, Ltd.; Providence Street Associates, LLC; Angry Orchard Cider Company, LLC; A&S Brewing Collaborative, LLC; Boston Beer Corporation Canada, Inc.; TM on Hold LLC; Lazy River Cider Co., LLC; and Hard Seltzer Beverage Company LLC. As noted below, your employment will be as an “at-will” employee, subject to termination at any time by the Board, and will be subject to the terms and conditions set forth in this offer.

•	Duties and Required Commitments. In your capacity as President and CEO, you will perform duties and responsibilities that are commensurate with that position and such other duties commensurate with such position as may be assigned to you from time to time by the Board. You will report directly to the Board. You will also serve as a member of the Board, as a Class B Director, for no additional compensation. You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of the Company’s interests. Notwithstanding the foregoing, nothing in this offer shall preclude you from devoting reasonable periods of time to charitable and community activities, managing personal investment assets, and, subject to Board approval, serving on boards of other companies (public or private) not in competition with the Company, provided that none of these activities interferes with the performance of your duties hereunder or creates a conflict of interest. In addition, as more fully reflected in your Restrictive Covenant Agreement, we require that you undertake not to compete with the Company for a period of time following the termination of your employment.

•	Location. Your principal place of employment will be at our corporate headquarters in Boston, Massachusetts, subject to business travel as needed to properly fulfill your employment duties and responsibilities. We will require you to relocate to Boston within six (6) months of your start date, and to be available to work at our headquarters on a full-time basis during the time period prior to relocation.

•	Anticipated Start Date. Subject to satisfaction of all of the conditions described in this offer, this offer is based on an anticipated start date of Monday, April 2, 2018.

•	Base Annual Salary. Your base salary will be at the annual rate of Seven Hundred and Fifty Thousand Dollars ($750,000), payable in bi-weekly installments, subject to applicable payroll and withholding taxes.

•	Signing Bonus. Two Million Dollars ($2,000,000) [One Million Six Hundred Thousand Dollars ($1,600,000) in the event you vest in the equity award from your current employer which is scheduled to vest in February 2018], subject to applicable payroll and withholding taxes, payable in one installment in your first paycheck after you commence fulltime employment.

•	You agree to repay the entire signing bonus if you voluntarily terminate your employment with the Company (other than for Good Reason, as defined below) prior to the first anniversary of your start date.

•	If you voluntarily terminate your employment with the Company (other than for Good Reason) on or after the first anniversary of your start date, but prior to the second anniversary of your start date, you agree to repay fifty percent (50%) of your signing bonus.

•	Annual Bonus. You will be eligible for an annual bonus for the Company’s performance in Fiscal Year 2018, payable in Q1 2019, and for annual bonuses in subsequent years. Bonus opportunities and performance criteria are set annually by the Compensation Committee of the Board. The performance criteria for Fiscal Year 2018 will be as approved by the Compensation Committee at its December 2017 meeting. Your annual bonus will be wholly contingent on the Company’s performance against these criteria. You must be employed on December 31 of the applicable year to receive the bonus. Your bonus potential (target bonus) for Fiscal Year 2019 and subsequent years will be not less than 100% of your earned base salary if the Company hits its target expectations. For Fiscal Year 2018, your target bonus will be 100% of your full-year base annual salary and you will be eligible to receive a full-year (not prorated) bonus. As you are aware, under the Company’s current bonus program, Executive Officers are eligible for payout of up to two-and-a-half times (2.5x) their bonus potential in the event that the Company’s performance significantly exceeds the target expectations of the Company- wide goals.

•	Time vested Restricted Stock Grants. You will be granted, on the first day of the open trading window next occurring after the date on which your employment commences, two restricted stock grants of shares (“Shares”) of the Company’s Class A Common Stock (NYSE:SAM), as follows:

The first grant will be for Shares having an accounting value of Seven Million Seven Hundred Fifty Dollars ($7,750,000), which will vest in equal annual installments in arrears over the three year period commencing with your employment start date (“your start date”).

The second grant will be for Shares having an accounting value of Six Million Dollars ($6,000,000) which will vest on the following schedule:

50% shall vest on the second anniversary of your start date;
25% shall vest on the third anniversary of your start date;
25% shall vest on the fourth anniversary of your start date.

The unvested portion of both grants will vest immediately, in the event of your death, disability or termination without Cause (which shall also include your resignation for Good Reason), or a Change in Control. There will, however, be no accelerated vesting if you depart your position voluntarily without Good Reason. Both grants will be subject to the applicable requirements of the Company’s Employee Equity Incentive Plan, as amended and in effect as of January 1, 2018.

For purposes of this offer, the terms “Cause”, “Good Reason” and “Change in Control” shall have the respective meanings ascribed to them on Attachment 2.

•	Annual Long Term Incentive (LTI) Grant. Subject to formal Compensation Committee and Board approval, you will be granted annually a combination of performance-based Options and/or RSUs in similar proportion and vesting schedule as for the Leadership team with an accounting value of not less than Two Million Dollars ($2,000,000). Note: LTI Equity awards for Executive Officers are generally granted effective January 1 each year and are generally based on Company performance, but may also be time-based in certain circumstances. Your first grant will be made at the same time as the restricted stock grants referenced above and will be in similar proportion and vesting schedule as the January 1, 2018 grants made to the Leadership team. Your next grant will be effective January 1, 2019. Please note that the CEO position is not eligible for the Company’s Investment Share Program, which allows other employees to buy shares of Company stock at a discount based on tenure with the Company.

•	Performance and Compensation Review. Your performance will be formally reviewed on an annual basis by the independent members of the Board, and any adjustment to compensation will require approval of the Compensation Committee. Adjustments generally take effect as of January 1. You will be first eligible for an adjustment for Fiscal Year 2019.

•	Relocation. The Company will provide you with the following relocation assistance:

•	Sale of Current Home — Reimbursement of third party agent commission up to 6%. Legal fees will be reimbursed (maximum of $2,000).

•	If you need to sell your home in order to relocate, the Company has a program which may, in some circumstances, provide you with some tax savings related to the transaction. When the time comes to place your house on the market, please do not contact or sign with a selling agent prior to discussing your home sale needs with Cheryl Fisher, Vice President of Human Resources.

•	The Company will not assume any liability or risk with respect to the sale of your home, including but not limited to, covering a negative equity position, guaranteed buy-out of property, etc.

•	Assistance in Purchasing New Residence - Purchase closing costs normally paid by the purchaser up to a maximum of 1% of the value of the loan. Mortgage loan points are not reimbursed.

•	The Company will not assume any liability or risk in reference to the purchase of a new home, including but not limited to equity loans, advanced pay, etc.

•	Home Finding – reasonable number of trips for you and your spouse, including food, lodging, and transportation (utilizing the Company’s travel agency to the extent practicable).

•	Transportation to New Location – actual expenses incurred by using the most direct route for one trip (utilizing the Company’s travel agency to the extent practicable).

•	Temporary Housing – lodging (e.g., short term apartment in Boston) through July 31, 2018.

•	Movement of Household Goods – moving company will pack and move ordinary household goods, and two (2) vehicles.

•	Storage – storage of household goods up to 60 days.

•	Settling-in Allowance – reimbursement of actual out of pocket expenses incurred during your move, including but not limited to application fees, driver’s license fee, car registration fees, and utility hook-up fees.

•	Miscellaneous Allowance – should you utilize temporary housing, the Company will reimburse up to $2,000 (net of taxes) each month for miscellaneous commuting and travel expenses through July 31, 2018.

•	Maximum Amount – In no event shall the total amount paid by the Company to you with respect to your relocation exceed $600,000.

•	Paid Time Off (PTO). During the first two (2) years of your employment, in addition to 10 Company holidays, you will be eligible for seventeen (17) PTO days per year, accruing at 2.62 hours / week, which will be pro-rated during your first year of employment. On your second anniversary, you will be eligible for twenty-two (22) PTO days per year, accruing at 3.38 hours / week. You will begin accruing PTO immediately, and we encourage you to take all of this time within the calendar year in which it accrued.

•	Benefits. You will be eligible to participate in the Company’s medical, dental, and vision programs upon your first day of employment with us. You will be eligible to participate in our 401(k) plan at the beginning of the month following your start date. Enclosed you will find the 2017 Benefits Guide, which is a detailed description of our benefits package and payroll information for 2017. If you have specific questions regarding your benefits, you may contact Cheryl Fisher directly at (610) 391-4856. Please note — it is imperative that you provide I-9 documentation to Cheryl on or before your first day so we are able to add you to our payroll system. Failure to do so may delay your first paycheck.

•	Restrictive Covenant Agreement. Enclosed are two (2) copies of your Restrictive Covenant Agreement, which include, among other provisions, an agreement to protect the Company’s proprietary and confidential information and a covenant not to compete. Commencement of your employment is contingent on your signing the Employment Agreement prior to your start date.

•	Double Trigger Change in Control Severance. In the event of termination of your employment by the Company without Cause or your resignation for Good Reason within twelve (12) months following a Change in Control that occurs within the first five (5) years of your employment with the Company, you shall be entitled to receive a lump sum severance benefit equal to 1.5 times the sum of your base annual salary and target bonus in effect for the Fiscal Year in which the Change in Control occurs.

•	At-Will Employment. Your employment is, and will at all times remain, at will, meaning that you or the Company may terminate your employment at any time, with or without cause, for any reason or for no reason. By accepting employment, you confirm that you understand your at-will status.

•	Section 409A. This offer is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A.

•	Disclosure. Please note that as the President and CEO of a publicly-traded company, your compensation, equity grants, and biographical information will need to be disclosed publicly in our annual Proxy Statement and other public documents filed with the Securities and Exchange Commission and the New York Stock Exchange. Additionally, your holdings in Company stock as of your start date will need to be reported to the SEC, as will all transactions in Company stock following that date. Associate General Counsel & Corporate Secretary Mike Andrews will be contacting you prior to your start date to fill out a Directors & Officers Questionnaire, which will inquire about your professional biography, other public directorships, stock holdings, and any potential related party transactions.

•	Company Policies. All employees are expected to abide by our Code of Business Conduct and Ethics, Corporate Governance Guidelines, and our Insider Trading Policy (copies of which are enclosed), and such other policies as may be adopted from time to time by the Company. The Company has also established certain policies that are applicable to Directors and Executive Officers, such as our Executive Compensation Recovery (Clawback) Policy, Ban on Hedging and Pledging Stock, and Stock Ownership and Retention Guidelines, copies of which are attached.

•	Representations. You represent that you are able to accept this position and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation, or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

•	Governing Law. This offer shall be governed by the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.

•	Contingencies. This offer is contingent on completion to the Board’s satisfaction of the Company’s customary background checks and formal ratification and approval by the Board and its Compensation Committee at their respective February meetings.

If you are in agreement, kindly so indicate by countersigning this offer. I look forward to working with you as together we grow this Company.

Best regards,

/s/ Jim Koch 1/23/2018

Jim Koch
Founder, Brewer, and Chairman of the Board

Accepted and Agreed:

/s/ David A. Burwick 1/23/2018
David A. Burwick

Final Version

Attachment 1

The Boston Beer Company, Inc.
Executive Employee Restrictive Covenant Agreement

This Executive Employee Restrictive Covenant Agreement is being entered into by and between The Boston Beer Company, Inc., a Massachusetts corporation with its principal place of business at One Design Center Place, Suite 850, Massachusetts 02210, for itself and on behalf of all of its subsidiaries and affiliates, including but not limited to Boston Beer Corporation, American Craft Brewery LLC, and A&S Brewing Collaborative LLC (collectively, the “Company”), on the one hand, and David A. Burwick, who is joining the Company as its President and Chief Executive Officer (“you”), on the other, effective as of the date (the “Effective Date”) on which you so join the Company, in accordance with the letter agreement dated January 23, 2018, entered into between you and the Company (the “Offer Letter”), which was ratified and approved by the Company’s Board of Directors on February 14, 2018.

The Company is engaged in the business of producing and selling high quality craft beers, hard ciders and flavored malt beverages (the “Products”), which are sold throughout the United States and in some other countries (the “Territory”). Many of the formulas, recipes, processes, techniques, methods and technology used by the Company to produce, market and sell the Products are proprietary and valuable assets of the Company. As the Chief Executive Officer of the Company, you will have access to the valuable Proprietary Information of the Company (as defined below), in order to perform your duties for the Company. To protect this valuable Proprietary Information and the goodwill that the Company has built with its customers, it is necessary to set forth in this Agreement certain restrictions on the use and/or disclosure of this Proprietary Information and your trading upon the Company’s goodwill, and thus to restrict your post-employment, competitive activities after you leave the Company’s employ. That is the purpose of this Agreement.

In consideration of the Company’s commitments to you under the Offer Letter, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you hereby agree with the Company as follows:

1. Proprietary Information. You hereby acknowledge that the techniques, recipes, formulas, programs, processes, methods, technology, designs and production, distribution, business and marketing plans, business methods and manuals, sales techniques and strategies, financial data, training methods and materials, pricing programs, customer information, contracts or other arrangements, and any other information of value to the Company that is not generally known to the public or the Company’s competitors (collectively, “Proprietary Information”), including any such information developed by you during the course of your employment with the Company, are of a confidential and secret character, of great value and propriety to the Company. The Company shall give or continue to give you access to the foregoing categories of Proprietary Information as appropriate and necessary to your job duties, so long as you continue to provide services to the Company, and shall permit you to work thereon and become familiar therewith to whatever extent the Company in its sole discretion determines. You agree that, without the prior written consent of the Company, you will not, during your employment with the Company or at any time thereafter, except in the performance of your duties for the Company, directly or indirectly, divulge to anyone or use to your benefit or to the benefit of any other person or entity, any Proprietary Information, unless such Proprietary Information shall be in the public domain in a reasonably integrated form through no fault of you. You further agree (i) to take all reasonable precautions to protect from loss or disclosure all documents supplied to you by the Company and all documents, notebooks, materials and other data relating to any work performed by you or others relating to or containing the Proprietary Information, (ii) not to make any copies of any of these documents, notebooks, materials and data, without the prior written permission of theCompany, and (iii) upon termination for whatever reason of your employment with the Company, to deliver these documents, notebooks, materials and data forthwith to the Company, and to delete any copies of electronic information that may remain in your possession after the provision of copies thereof to the Company. Proprietary Information includes information in hard copy and electronic formats. The non-use and non-disclosure restrictions set forth herein apply to any and all forms of information transmittal, including transmittal through any and all forms of social media.

2. Covenant Not-to-Compete.

(a) During the period commencing on the Effective Date and continuing until the expiration of three (3) years you cease to be an employee of the Company (the “Restriction Period”), you will not, without the prior written consent of the Company, which consent the Company may grant or withhold in its sole discretion, except that the Company will not unreasonably withhold or delay such consent with respect to the Carve-Out Activities set forth below, provided you reaffirm at the time your obligations under Section 1 of this Agreement, directly or indirectly, for your own account or the account of others, as an employee, consultant, partner, officer, director or stockholder (other than a holder of less than five percent (5%) of the issued and outstanding stock or other equity securities of an issuer whose securities are publicly traded), or in any other capacity, provide services to any person or business engaged in the manufacture and distribution of beverage alcohol in the Territory, whether or not such person or business competes directly with the Company.

(b) Investing in or providing services to the following businesses shall constitute the “Carve-Out Activities” for which the Company will not unreasonably withhold or delay its consent:

(i) Sellers of beverage alcohol at retail, including bars and taverns, restaurants and hotels, and other sellers of beverage alcohol for on-premise consumption and, for purpose of clarity, including an independent “brew pub” or other producer of malt beverages and/or hard ciders where 75% or more of its production is consumed on its own premises and none of its investors, consultants or licensors is otherwise a manufacturer of malt beverages and/or hard ciders;

(ii) Manufacturers of beverage alcohol products whose only products are spirits or wine; provided that, if you become involved in any fashion with such an entity and subsequently become aware that such entity has begun internal discussions concerning engaging in the manufacture or distribution of any beers, hard ciders or flavored malt beverages, you will refrain from participating in any such discussions and promptly inform the Company of the fact that such internal discussions have begun, and your continued service at or investment in such entity shall require the Company’s written approval;

(iii) Businesses operating solely outside of the United States, provided any such business in which you might propose to invest or to which you might propose to provide services confirms to the Company that it has no intention or plans to enter the United States market with any beers, hard ciders or flavored malt beverages.

You acknowledge that the foregoing restrictions are fair and reasonable, given your position with the Company, and that your involvement in any proscribed activity would result in, or constitute a substantial risk of, damage or injury to the legitimate business interests of the Company. The restriction set forth in this Section (and in paragraph 1) shall apply regardless of the reason for your departure from the Company, and regardless of whether you or the Company initiated such departure; provided that the Company provides you with all of the benefits and payments to which you are entitled under the Offer Letter. You acknowledge that you have read and you understand this provision, and that you have agreed to it knowingly and voluntarily, in order to obtain the benefits provided to you by the Company.

3. Non-Solicitation of Employees. You also agree that, during the Restriction Period, you will not, directly or indirectly, solicit, induce, persuade or attempt to solicit, induce, persuade, or assist any third party in the solicitation, inducement, or persuasion of, any person who is an employee of the Company when the initial contact is made to leave the employ of the Company, or in any other manner hire or assist in the hiring of any Company employee away from the Company.

4. Remedy for Breach. You expressly recognize that any breach or threatened breach of this Agreement by you will result in irreparable injury to the Company and agree that, in addition to any other rights or remedies which the Company may have, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction either in law or in equity, to obtain damages for any breach of this Agreement; to enforce the specific performance of this Agreement by you; and to enjoin you from activities in violation of this Agreement. In any such action, the Company shall be entitled to recover the costs and attorney’s fees incurred by it in such action.

5. Entire Agreement; Modification. This instrument and the Offer Letter contain the entire agreement between the Company and you with respect to the subject matter contained herein, superseding any and all prior agreements that restrict your activities while you are an employee of the Company and thereafter, and may be altered, amended or superseded only by an agreement in writing, signed by both parties. No action or course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms and conditions of this Agreement or of such terms and conditions on any other occasion.

6. Severability. You and the Company hereby expressly agree that the provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any provision or covenant herein contained is overbroad or invalid, in whole or in part, in any manner, the remaining provisions shall remain in full force and effect and any such provision or covenant shall nevertheless be enforceable to the maximum extent permitted by such Court.

7. Binding Effect; Benefit. This Agreement shall be binding upon you and upon you and your administrators, executors, heirs, successors and assigns and shall inure to the benefit of the Company and its affiliates and subsidiaries and its and their respective successors and assigns.

8. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered and have the force and effect of an original.

9. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. Any dispute between you and the Company shall be litigated exclusively in the state or federal courts of The Commonwealth of Massachusetts, to whose jurisdiction you hereby agree to submit. This Agreement shall be considered a sealed instrument under Massachusetts law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf and the undersigned have hereunto set their hands and seals in Boston, Massachusetts, all as of the date set forth below.

THE BOSTON BEER COMPANY, INC.

By:

C. James Koch, Chairman

By:

David A. Burwick

Final Version

Attachment 2

Cause:

The Company shall have the right to terminate your employment at any time for “Cause”, if and only if:

(i)	You are convicted of, or plead guilty or nolo contendere to, a felony;

(ii) You willfully and continuously fail to perform substantially your material duties to the Company as set forth in this letter following written notice from the Company specifying such failure and a period of thirty (30) business days within which to cure such failure. For the avoidance of doubt, the Company acknowledges that the phrase “fail to perform substantially your material duties” is not intended to include any failure to obtain certain objective or subjective results, if you have in good faith performed the duties validly assigned to you;

(iii) You willfully commit any material fraud, material embezzlement or other material act of intentional dishonesty against which materially harms the Company, or shall attempt to profit from any transaction in which the Company is a participant and in which you have an undisclosed interest adverse to the Company; or

(iv) You willfully and materially violate any of your commitments under your Executive Employee Restrictive Covenant Agreement, which causes material harm to the Company and such violation is either not curable or you fail to cure it within ten (10) business days after notice from the Company specifying such violation.

No act or failure to act by you shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without your reasonable belief that your action or omission was in the best interest of the Company. In determining whether your acts or failures to act are willful, relevant factors shall include whether you were operating in good faith at the direction of the Board or upon the advice of counsel for the Company.

No termination for Cause shall be effective unless and until there shall have been delivered to you a copy of a resolution to be duly adopted by a majority of the members of the Board, at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are provided an opportunity to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of conduct described in the foregoing provisions.

Good Reason:

For purposes of the Offer, the term “Good Reason” shall mean only that one or more of the following has occurred or is proposed to take effect and the matter has not been resolved to your reasonable satisfaction within thirty (30) days after bringing the matter to the attention of the Board, it being understood that any issue that you might assert as the basis for a Good Reason termination must be brought to the Board within ninety (90) days of your first becoming aware of the matter:

(i)	A material reduction in your annual salary, other than as part of a comparable, proportionate reduction in base compensation of all of the Company’s Named Executive Officers;

(ii)	A change in your reporting relationship, such that you no longer report directly to the Board, as a whole;

(iii)	A material diminution in the scope of your authority, such that the proposed remaining authority would reasonably be seen as inconsistent with the position of chief executive officer; or

(iv)	A material breach by the Company of its obligations set forth in the Offer, including, but not limited to, the failure to pay or provide the compensation and benefits set forth therein.

Change in Control:

“Change in Control” means that C. James Koch and/or members of his family cease to control a majority of the Company’s issued and outstanding Class B Common Stock.